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                                                                    Exhibit 99.1


                        KIRK HOLDINGS LIMITED PARTNERSHIP
                             3276 Cliff Sieler Court
                               Las Vegas, NV 89117

                                January 22, 2001

REF Equity Limited                              J.P. Morgan Capital Corporation
West Wind Building                              60 Wall Street, 14th Floor
P.O. Box 1111                                   New York, New York  10260
Harbour Drive                                   Attn:  Christopher Behrens
Grand Cayman, Cayman Islands  B.W.I.
Attn:  Sydney Coleman

DB Capital Investors, L.P.
130 Liberty Street, 25th Floor
New York, New York  10006
Attn:  Jon Mattson

         Re: PURCHASE AND SALE OF STOCK

Gentlemen:

         This letter agreement sets forth our understanding and agreement regarding the sale by Kirk Holdings Limited Partnership ("Kirk") of an aggregate of 1,379,311 shares of common stock (the "Shares") of NationsRent, Inc. ("NationsRent"), in consideration of the purchase prices hereinafter set forth, to the following entities in the following amounts: to REF Equity Limited ("REF"), 689,655 Shares; to DB Capital Investors, L.P. ("DB Capital"), 344,828 Shares; and to J.P. Morgan Capital Corporation ("J.P. Morgan"), 344,828 Shares. REF, DB Capital and J.P. Morgan are hereinafter referred to collectively as the Purchasers. The Shares are being sold pursuant to NationsRent's Registration Statement No. 333-88603 filed with the Securities and Exchange Commission, and Kirk has delivered to each Purchaser a copy of the prospectus thereunder dated October 20,1999 and a copy of Supplement No. 1 thereto dated May 4, 2000.

         1. TRANSACTION.

         (a) At the time of execution and delivery of this agreement,

                  (i) Kirk will sell to REF all of its right, title and interest in and to 689,655 of the Shares in consideration of the payment by REF of the purchase price therefor, which shall be $1.8125 per share, or $1,249,999.69 in the aggregate;

                  (ii) Kirk will sell to DB Capital all of its right, title and interest in and to 344,828 of the Shares in consideration of the payment by DB Capital of the purchase price therefor, which shall be $1.8125 per share, or $625,000.75 in the aggregate; and

                  (iii) Kirk will sell to J.P. Morgan all of its right, title and interest in and to 344,828 of the Shares in consideration of the payment by J.P. Morgan of the purchase price therefor, which shall be $1.8125 per share, or $625,000.75 in the aggregate.

         (b) Kirk hereby directs the Purchasers to pay the amounts referred to in section 1(a) above by wire transfer to the account of Bear Stearns Securities Corp. in accordance with the wire transfer instructions attached hereto as Exhibit A, for the purpose of paying down the balance of an outstanding margin loan from Bear to Kirk.


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         (c) Simultaneously with the execution and delivery of this agreement,
Kirk will execute and deliver to each of REF, DB Capital and J.P. Morgan a stock power transferring the number of Shares being purchased by such entity as set forth in section 1(a) above.

         (d) Simultaneously with the execution and delivery of this agreement, Kirk will deliver to NationsRent a stock certificate representing at least 1,379,311 shares of common stock of NationsRent (the "Stock Certificate"). As soon as practicable thereafter, NationsRent will cancel such certificate and issue and deliver an unlegended certificate representing 689,655 Shares to REF, an unlegended certificate representing 344,828 Shares to DB Capital, an unlegended certificate representing 344,828 Shares to J.P. Morgan and a certificate representing the balance of the shares represented by the Stock Certificate to Kirk.

         2. PUT.

         (a) Effective immediately upon execution and delivery of this agreement, each Purchaser shall have the right to require Kirk to repurchase all (but not less than all) of the Shares that such Purchaser is purchasing hereunder at a purchase price for such repurchase of $1.8125 per share, which a Purchaser may exercise by giving written notice thereof to Kirk on or before July 25, 2001.

         (b) In the event of a repurchase of Shares pursuant to this section 2, then on a date to be agreed upon by the relevant parties that is not later than three business days after receipt of the notice of repurchase, the Purchaser or Purchasers from which Shares are being repurchased shall deliver the certificates representing the Shares being repurchased to Kirk, endorsed in blank, against payment therefor by wire transfer to the accounts designated by the Purchaser or Purchasers from which Shares are being repurchased.

         3. CERTAIN REPRESENTATIONS.

         (a) Kirk hereby represents and warrants to the Purchasers that:

                  (i) It owns the Shares free and clear of any lien, pledge, security interest, hypothecation, assignment, charge or other encumbrance of title; and each of REF, DB Capital and J.P. Morgan shall receive good and valid title to the Shares being purchased by it, free and clear of any lien, pledge, security interest, hypothecation, assignment, charge or other encumbrance, including any tax liens and charges;

                  (ii) It is a limited partnerhip duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is organized; it has the full power and authority to enter into and perform this agreement; its execution, delivery and performance of this agreement (A) has been duly authorized by all necessary partnership actions by it, (B) does not violate, conflict with or constitute a default under its partnership agreement or other organizational documents, or any contract, agreement or instrument to which it is a party or by which it is bound, (C) does not constitute a violation of any law, rule or regulation, or judgment or order, applicable to it, and (D) does not require the consent of any person or entity;

                  (iii) This agreement is a valid and binding obligation of Kirk enforceable against it in accordance with its terms;

                  (iv) The Unaudited Estimated Statement of Financial Condition of James L. and Rebecca E. Kirk at December 31, 2000 that has been delivered to the Purchasers in connection with this agreement is true and correct in all material respects as of the date hereof; and

                  (v) It and James L. Kirk have obtained advice from their own counsel as to the securities laws implications for them of the transactions contemplated hereby, and neither of them has relied on any advice from the Purchasers or their counsel as to such matters.




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         (b) Each Purchaser hereby severally and not jointly represents and warrants as to itself and not as to the other Purchasers as follows:

                  (i) It is duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is organized; it has the full power and authority to enter into and perform this agreement; its execution, delivery and performance of this agreement (A) has been duly authorized by all necessary corporate or partnership actions by it, as the case may be, (B) does not violate, conflict with or constitute a default under its organizational documents, or any contract, agreement or instrument to which it is a party or by which it is bound, (C) does not constitute a violation of any law, rule or regulation, or judgment or order, applicable to it, and (D) does not require the consent of any person or entity;

                  (ii) This agreement is its valid and binding obligation, enforceable against it in accordance with its terms;

                  (iii) REF is acquiring the Shares that it is purchasing hereunder for its own account and/or for the account of affiliates of Investcorp S.A. ("Investcorp"). Each other Purchaser is acquiring the Shares that it is purchasing hereunder for its account and/or for the account of its affiliates. None of the Purchasers is acquiring the Shares with a view toward distribution in a manner which would violate the Securities Act of 1933, as amended (the "Securities Act"). None of the Purchasers, nor Investcorp, nor any person or entity acting on their behalf has taken or will take any action in connection with the transactions contemplated by this Agreement which would subject the offering or sale of the Shares to the provisions of Section 5 of the Securities Act;

                  (iv) REF represents that by reason of the business or financial experience of Investcorp and its affiliates, REF and its shareholders have the capacity to protect their own interests in connection with the transaction contemplated in this Agreement. Each other Purchaser represents that by reason of its and its affiliates' business or financial experience, such Purchaser and its shareholders, if any, have the capacity to protect their own interests in connection with the transaction contemplated in this Agreement; and

                  (v) It has obtained advice from its own counsel as to the securities laws implications for it of the transactions contemplated hereby, and it has not relied on any advice from Kirk or its counsel as to such matters.

         4. CERTAIN INDEMNITIES.

         (a) Kirk agrees to indemnify and hold the Purchasers harmless against and in respect of any misrepresentation made by Kirk in this agreement or any breach of Kirk's obligations under this agreement and any and all damages, liabilities, losses and expenses (including reasonable attorneys' fees) of any kind or nature whatsoever which may be sustained or suffered by any of the Purchasers by reason of any such misrepresentation or breach or by reason of any allegation, claim, action or proceeding asserted or instituted against any of them that is based upon, arises from or alleges any such misrepresentation or breach.

         (b) Each Purchaser agrees to indemnify and hold Kirk harmless against and in respect of any misrepresentation made such Purchaser in this agreement or any breach of such Purchaser's obligations under this agreement and any and all damages, liabilities, losses and expenses (including reasonable attorneys' fees) of any kind or nature whatsoever which may be sustained or suffered by Kirk by reason of any such misrepresentation or breach or by reason of any allegation, claim, action or proceeding asserted or instituted against Kirk that is based upon, arises from or alleges any such misrepresentation or breach.

         5. GOVERNING LAW. This agreement and all matters arising hereunder shall be governed by and construed in accordance with the law of the State of New York, without giving effect to the principles of conflicts of law thereof.




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         6. CONSENT TO JURISDICTION AND CERTAIN RELATED MATTERS.

         (a) Each of the parties hereto hereby consents to be subject to the personal jurisdiction of the state and federal courts of or for the State of New York in any proceeding relating to, arising out of or in connection with this agreement and agree that the sole forum for resolving disputes in any such proceeding shall be such courts.

         (b) Each of the parties hereto hereby waives any objection (on the grounds of lack of jurisdiction or FORUM NON CONVENIENS or otherwise) to the exercise of such jurisdiction over it by any of such courts or the laying of venue in any of such courts and agrees that, in any such proceeding, service of process may be made by certified mail, return receipt requested in accordance with section 7 of this agreement or in any other manner permitted by law.

         7. NOTICES. Any notice, demand, offer, consent, report, approval or other written instrument required or permitted to be given pursuant to this agreement shall be in writing signed by the party giving such notice and shall be delivered (a) by hand or (b) by certified letter, return receipt requested, or (c) by nationally recognized overnight courier service or (d) by facsimile transmission confirmed by a copy sent by first class mail, to the other parties at the address as set forth on the first page hereof and shall be effective upon receipt. Each party shall have the right to change the place to which notice shall be sent or delivered by similar notice sent in like manner to the other parties.

         8. ASSIGNMENT; BINDING AGREEMENT. This agreement may not be assigned without the prior written consent of the other parties hereto. Subject to the foregoing, this agreement shall be binding on and inure to the benefit of all of the parties hereto and their respective successors and assigns.

         9. SEVERABILITY. If any provision of this agreement shall for any reason be held invalid, illegal or unenforceable in any respect, such provision shall be enforced to the maximum extent possible, and such invalidity, illegality or unenforceability shall not affect any other provision of this agreement.

         10. AMENDMENTS. This agreement may not be amended other than by written instrument executed by the parties hereto.

         11. SURVIVAL. The representations and warranties set forth herein shall survive the consummation of the transactions contemplated hereby.

         12. COUNTERPARTS; EXECUTION AND DELIVERY. This agreement may be executed simultaneously in one or more counterparts, each one of which is hereby deemed an original, but all of which together shall constitute one and the same instrument. This agreement shall be deemed to have been executed and delivered by a party hereto upon delivery of an executed copy hereof by facsimile transmission. The original shall be furnished promptly thereafter.

         This agreement is being executed and delivered by all of the undersigned persons and entities at 9:00 p.m. on January 22, 2001.

                                       Sincerely,

                                       KIRK HOLDINGS LIMITED PARTNERSHIP



                                       By:
                                           -------------------------------------
                                             Name:
                                             Title:




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Accepted and agreed as of
the date first written above:



REF EQUITY LIMITED                          J.P. MORGAN CAPITAL CORPORATION



By: /s/ Sydney Coleman                      By: /s/ Christopher Behrens
    -------------------------------             --------------------------------
    Name:  The Director Ltd.                    Name:  Christopher Behrens
    Title:   Director                           Title: Partner



DB CAPITAL INVESTORS, L.P.

     By: DB Capital Partners, L.P.,
         its general partner

         By:  DB Capital Partners, Inc.,
                  its general partner

              By: /s/ Jon E. Mattson
                  --------------------------
                  Name:  Jon E. Mattson
                  Title: Vice President


Executed by the undersigned solely for purposes of acknowledging its obligations under section 1(d) above:

NATIONSRENT, INC.




By: /s/ Joseph H. Izhakoff
    ------------------------------
        Name:  Joseph H. Izhakoff
        Title: Vice President


The undersigned hereby guarantees the full and prompt payment and performance of all liabilities and obligations of Kirk under Sections 2(b), 2(c) and 4(a) of this agreement. The undersigned represents that his execution, delivery and performance of this agreement does not violate, conflict with or constitute a default under any contract, agreement or instrument to which he is a party or by which he is bound, does not constitute a violation of any law, rule or regulation, or judgment or order, applicable to him, and does not require the consent of any person or entity, and that this agreement is his valid and binding obligation, enforceable against him in accordance with its terms.



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JAMES L. KIRK






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